Exhibit 99.01

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made as of this 7th day of October, 2013, by and between L. Kevin Kelly (the “Executive”) and Heidrick & Struggles International, Inc. and its affiliates (collectively, the “Company”), concerning the Executive’s separation from employment with the Company.

WHEREAS, the Company and the Executive entered into a Letter Agreement dated December 30, 2011 (the “Letter Agreement”);

WHEREAS, the Executive’s employment with the Company ended on August 23, 2013 (the “Separation Date”); and

WHEREAS, the Company and the Executive intend this Agreement to document the complete understanding of the parties as to all rights of the Executive under the Letter Agreement (“Letter Agreement”) and the Heidrick & Struggles International, Inc. Management Severance Pay Plan (“MSPP”) or otherwise relating to the Executive’s employment by, and separation from employment with, the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1. SEPARATION/TRANSITION. The Executive ceased to be the Chief Executive Officer on July 15, 2013; thereafter, Executive remained an employee (not an officer) until the Separation Date. The Executive has resigned from all other officer, director and other positions with the Company and any and all of its affiliates effective as of the close of business on the Separation Date. Through the Separation Date, the Executive was (a) paid the Executive’s currently monthly salary ($70,000 per month), and (b) was eligible to participate in all benefit plans and programs available to employees of Heidrick & Struggles, Inc. generally, in accordance with the terms of such plans and programs. All business expenses properly incurred by the Executive prior to the Separation Date have been reimbursed in accordance with the Company’s expense reimbursement policy; Executive acknowledges that he is responsible for all personal charges on his Corporate American Express card.

2. CONSIDERATION. In fulfillment of terms of the MSPP and in exchange for (i) the Executive’s execution of this Agreement and delivery of same during the 21-day period following his receipt of this Agreement and with such delivery pursuant to Section 14(d) below, (ii) non-revocation of the Release, and (iii) continued compliance with all of the terms and conditions of this Agreement, the Executive shall receive the following separation benefits:

(a) a separation payment (the “Separation Payment”) of (i) 24 months of Base Salary equal to $1,680,000, and (ii) 24 months of Target Bonus equal to $1,680,000 for a total Separation Payment of $3,360,000. The Separation Payments will be made in equal installments over the 24 months following the end of the revocation period set forth in Paragraph 15 (“Effective Date”) in accordance with the Company’s regular payroll procedures (“Severance Period”);

(b) a pro rata bonus, subject to Board of Directors approval of annual bonuses to senior executives, for 2013 based on the target bonus for 2013 to be paid when bonuses under such applicable bonus plans are normally paid (but no later than 2 1⁄2 months after the end of the performance period); and

(c) the Executive’s Health Benefits (as defined in the MSPP) shall be maintained during the Severance Period. The Executive and the Company shall share the costs of continuation of such Health Benefits in the same proportion as such costs were shared immediately prior to the Separation Date. Continued Health Benefits shall cease on the date Executive becomes employed and covered under another employer’s benefit plan. Subject to the carrier’s approval (which approval the Company will use commercially reasonable efforts to obtain), the last day of the Severance Period shall be considered a “qualifying event” under COBRA and Executive may exercise what continuation rights exist at his own expense.

3. TERMINATION OF BENEFITS. Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, the Executive’s continued participation in all employee benefit plans (pension and welfare) and compensation plans will cease as of the Separation Date. Any payments made to the Executive pursuant to this Agreement, other than with respect to the continued payment of salary to the Separation Date, shall be disregarded for purposes of determining the amount of benefits to be accrued on behalf of the Executive under any pension or other benefit plan maintained by the Company. Nothing contained herein shall limit or otherwise impair the Executive’s right to receive pension or similar benefit payments which are vested as of the Separation Date under any applicable tax qualified pension or other tax qualified benefit plan.

4. NO OTHER PAYMENTS. The Executive agrees and acknowledges that, other than as specifically provided for in this Agreement, no additional payments are due from the Company on any basis whatsoever.

5. COOPERATION. Executive agrees, without condition or qualification, to make himself available at reasonable times to assist the Company as requested during the Severance Period.

6. RELEASE. In consideration of the payments and benefits provided in this Agreement, the sufficiency of which is hereby acknowledged, the Executive does hereby release and forever discharge the Company and the Released Parties (as defined below) from each and every waivable claim, damage, cost, debt, demand, suit, action, cause of action and liability of any kind or nature whatsoever, including but not limited to attorneys’ fees, whether known or unknown, fixed or contingent, that Executive ever had or may now or hereafter have or claim to have or incur as a result of any matter whatsoever from the beginning of time through the date of Executive’s execution of this Agreement, or based upon the relationship that has heretofore existed between Executive and the Company, or arising out of or based upon any act, omission or event which occurred or should have occurred prior to the date of Executive’s execution of this Agreement.

(a) Released Parties. The Released Parties include: (i) the Company (ii) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and (iii) with respect to each entity set forth in (i) and (ii) above, their predecessors, successors, current and former employees, officers, directors, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, and fiduciaries of such programs).

(b) Claims Released. This general release includes but is not limited to claims arising out of or in connection with (i) Executive’s employment relationship with the Released Parties (ii) any allegation that one or more of the Released Parties wrongfully, unlawfully or constructively terminated Executive’s employment or discharged Executive (iii) any allegation of violation of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker’s Adjustment and Retraining Notification Act, the National Labor Relations Act, the Sarbanes-Oxley Act of 2002, including the Corporate and Criminal Fraud Accountability Act, 18 USC § 1514A, or any state or local fair employment law, the Illinois Human Rights Act, and the Illinois Whistleblower Act, all as amended (iv) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment or discrimination, retaliation, whistleblowing, invasion of privacy, violation of public policy, negligence or any other tort (v) any allegation of a breach of any contract of employment, express or implied, including any alleged breach of the MSPP, or of a violation of any Company policy or procedure, of the provisions of the Constitution of the United States or the constitution of any state, or of any other law, rule, regulation or ordinance pertaining to employment and/or the termination of employment and/or (vi) any other statutory or common law cause of action. Notwithstanding the above, Executive does not release any claims which cannot be waived or released as a matter of law. Nothing contained herein shall purport to waive or otherwise affect any of Executive’s rights or claims that may arise after Executive signs this Agreement.

7. EMPLOYEE AFFIRMATIONS REGARDING COMPENSATION. Executive affirms that after his receipt of the salary and other compensation described in Paragraph 1 above, Executive will have received all compensation to which Executive may be entitled, except as otherwise provided under this Agreement. Executive represents that he is not aware of any facts on which a claim under the Fair Labor Standards Act or under applicable state minimum wage or wage payment laws could be brought.

8. ASSISTANCE WITH CLAIMS. The Executive agrees to cooperate fully with the Company or any affiliate in the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or affecting the Company or any affiliate arising during the period of the Executive’s employment with the Company (the “Employment Period”) or relating to any decisions in which the Executive participated or any matter of which the Executive had knowledge. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any claims that may be filed against the Company or any affiliate relating to the Employment Period. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company or any affiliate (or their actions) relating to any matter, regardless of whether a lawsuit has then been filed against the Company or any affiliate with respect to such investigation. Specifically and without limitation, the Executive will attend and participate in meetings and interviews conducted by Company personnel, and/or attorneys appointed by the Company and may be represented by counsel who may attend such meetings and interviews, and execute written affidavits confirming the Executive’s statements in such meetings in respect of any such matters; provided such meetings and interviews do not unreasonably interfere with the Executive’s employment or self-employment entered into after the Separation Date. The Executive will make himself available for the foregoing at mutually convenient times during business hours from time to time as reasonably requested by the Company. Promptly upon the receipt of the Executive’s written request, the Company agrees to reimburse the Executive for all reasonable out-of-pocket expenses associated with such cooperation, including, without limitation, meals, lodging, travel, and ground transportation expenses; provided, however, that such reimbursement shall specifically exclude any fees for legal representation engaged by the Executive, that is not otherwise reimbursable pursuant to the Company’s policies in effect at such time or the Company’s By-Laws. This Paragraph 8 shall not preclude the Executive from responding to an inquiry in an honest manner.

9. NON-DISPARAGEMENT. (a) The Executive agrees that on and after the Effective Date, the Executive will not make any disparaging, critical or derogatory statement about the Company or any affiliate or their shareholders or any of their current or former officers, directors or employees or otherwise make disparaging comment on any aspects of the Executive’s employment with the Company or the separation therefrom; (b) the Company will instruct its current executive officers not to make any disparaging or derogatory public disclosure in their capacities as executive officers of the Company about the Executive or the Executive’s employment with the Company or the separation therefrom; and (c) the provisions of this paragraph 9(a) and 9(b) shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or the Executive, or the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures. All inquiries shall be referred to the Company’s Human Resources Department and shall be handled in a manner consistent with the Company’s then-applicable policies.

10. COVENANTS AND RETURN OF PROPERTY. Except as may be modified by the following provisions of this Paragraph 10, the Executive expressly acknowledges and agrees that the Executive will continue to remain subject to the Confidentiality provision (Section 9) and Non-Solicitation/Non-Competition provisions (Section 10) of the Letter Agreement, and any confidentiality, non-solicitation and non-competition provisions entered into in connection with any other agreement or compensation award with the Company (the “Covenants”), and further agrees that the obligations under the Covenants are not limited in any way by this Agreement or separation from employment with the Company.

(a) The Executive warrants that he has returned all documents, records and property of the Company. Without limiting the generality of the foregoing, the Executive has returned to the Company any and all original and duplicate copies of all the Executive’s work product and of files, calendars (except for personal calendars and contacts), books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer equipment (including any desktop and/or laptop computers, handheld computing devices, home systems, flash drives, USB drives, external hard drives, computer disks and diskettes), Blackberry devices, personal data assistants (PDAs), fax machines, and all other magnetic and other media materials the Executive has in the Executive’s possession or under the Executive’s control that belong to the Company or that contain confidential or proprietary information concerning the Company or its clients or operations. The Executive may retain his cellular telephone and has submitted it to the Company to be cleaned of all Company-related information. The Executive may not retain any non-public information about the Company on any personal computer or portable data storage device. The Executive also has returned to the Company all keys, credit cards and I.D. cards that belong to the Company or any of its affiliates but are in the Executive’s possession or within the Executive’s control. If Executive receives any refund of his membership fee from Butterfield Country Club during the Severance Period, he will pay the entire amount of the refund to the Company.

(b) The Executive represents that he has not and agrees that he will not instigate or participate in any administrative or judicial proceeding against the Company or any other of the Released Parties (except for proceedings to enforce this Agreement) unless requested by the Company or otherwise required by law. Excluded from this covenant not to sue are any claims that by law cannot be waived, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive is, however, waiving the Executive’s right to any monetary recovery should any such agency (including but not limited to the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf.

(c) Subject to the foregoing provisions of this Paragraph 10, the Company will continue to have the right to enforce the obligations of the Covenants.

11. DISCLOSURE OF COVENANTS TO PROSPECTIVE NEW EMPLOYER(S). The Executive agrees that, prior to the commencement of any new employment, if prior to the end of the expiration of the restrictive provisions of the Covenants, the Executive will furnish the prospective new employer with a copy of the provisions of this Agreement (and as needed, relevant provisions of the Letter Agreement or any other agreement with the Company) relating to the Covenants. The Executive also agrees that, during such period, the Company may advise any new employer or prospective new employer of the provisions of this Agreement relating to the Covenants and furnish the new employer or prospective new employer with a copy of such provisions (and as needed, relevant provisions of the Letter Agreement or any other agreement with the Company).

12. WITHHOLDING FOR TAXES. All benefits and payments provided to the Executive pursuant to this Agreement, which are required to be treated as compensation shall be subject to all applicable tax withholding and reporting requirements.

13. SETTLEMENT OF DISPUTES. The settlement of disputes provisions set forth in Section 10(c) of the Letter Agreement and Section 6.2 of the MSPP are hereby waived and the Parties agree that any legal actions or proceedings against either party arising out of this Agreement or Executive’s employment with the Company will be brought in a court of appropriate jurisdiction sitting in Chicago, Illinois. The Parties irrevocably waive any and all rights to trial by jury in any legal proceeding related to this Agreement or Executive’s employment with the Company.

14. MISCELLANEOUS.

(a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns. In the event of Executive’s death prior to receipt of all Separation Payments, the remaining Separation Payments shall be made in a lump sum to Executive’s designated beneficiary, or if none, then to his representative or estate.

(b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c) Entire Agreement. This Agreement and those incorporated herein reflect the entire agreement between the Executive and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, it being acknowledged, however, that the Executive shall continue to be subject to the Covenants. Executive acknowledges and agrees that he has entered into this Agreement freely, knowingly and voluntarily, and that he has read and understands the entire Agreement.

(d) Notices. Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (a) when received, (b) upon personal delivery to the party notified, (c) one business day after delivery via facsimile with electronic confirmation by the recipient via response transmission,

(d) one business day after timely delivery via an overnight courier service from within the United States or (e) five days after deposit in first class mail with the United States Postal Service, and addressed as follows:

to the Executive at:	Address on the payroll file with Company

to the Company at:	Heidrick & Struggles International, Inc.
Attn: General Counsel
233 South Wacker Drive Suite 4200
Willis Tower
Chicago, IL 60606-6303
Fax: (312) 496-1297

(e) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(f) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(g) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

(h) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(i) Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(j) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by the Executive or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(k) Indemnification. The Company shall (a) indemnify Executive to the maximum extent allowed under Delaware law and the Company’s by-laws, and (b) for a period of two (2)-years after the Separation Date, maintain directors’ and officers’ liability insurance for Executive’s benefit in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company at such time for any officer or director of the Company.

(l) Internal Revenue Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as

amended (the “Code”), and shall be interpreted and construed consistently with such intent. Payments made under this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulations Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation Section 1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to reference to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service and (b) the date of Executive’s death.

15. ATTORNEY CONSULTATION; REVIEW AND REVOCATION. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement. He has a period of 21 days in which to consider this Agreement, beginning on the date Executive received this Agreement. The Executive and the Company agree that any changes to the Agreement, whether material or immaterial, will not restart the running of the 21-day period. If Executive does not sign and return this Agreement to the Company within this 21 day period, the offer herein will be withdrawn and Executive will receive only the benefits provided for in Section 3.3(b) of the MSPP. Following Executive’s execution of the Agreement, he has 7 days to revoke his acceptance of the Agreement by giving written notice to Stephen W. Beard. If Executive chooses not to revoke, this Agreement will then become effective and enforceable.

IN WITNESS WHEREOF, this Separation Agreement and General Release has been duly executed as of the Effective Date.

/s/ L. Kevin Kelly	/s/ Stephen W. Beard
L. Kevin Kelly	Heidrick & Struggles International, Inc.

	By:	Stephen W. Beard
	Title:	General Counsel